EXHIBIT 10.1

October 12, 2004

Timothy J. Mondavi
P.O. Box 106
Oakville, CA 94562

Dear Tim:

     This letter summarizes the on-going arrangements established between you and The Robert Mondavi Corporation (the “Company”) for the next stage of your career. The letter confirms the concluding elements of your current compensation as an employee, describes the terms for the end of your formal employment with the Company, describes additional benefits and privileges available to you, and outlines the terms of a personal services agreement. The letter also confirms certain mutual understandings about your duties to the Company.

     In terms of current compensation:

1.	As we mutually agreed, you will depart the Company as an employee effective September 30, 2004 (“your departure date”).

2.	Your FY04 salary will be continued to your date of departure. During FY04 you received a salary of $477,360, which has been paid during your six-month sabbatical.

3.	In keeping with the established compensation arrangements with you, the Company has paid an FY04 life insurance payment of up to $41,478 directly to Nationwide Provident. This amount was grossed-up by 35% and added to your earnings to assist you with your tax liability. This will be the Company’s final payment for life insurance.

4.	You will receive a FY04 cash bonus of $50,000 as determined by the Compensation Committee payable on your departure date.

5.	You will vest in 1,035 RSUs (valued at approximately $36,300) as a participant in the FYO4 management incentive compensation plan

     In Terms of your departure from the Company:

1.	A departure payment of $1,193,400 will be paid to you or your estate over 30 months commencing on October 28, 2004. Subsequent payments will be made the second pay period of each month subject to the execution of and an offset for any damages suffered by the Company in consequence of any breach of the termination agreement between you and the Company (attached). The payment amount is in recognition of your contributions during your time of service.

2.	The Company will pay the employer premium, assuming you pay the employee premium, to continue your group health insurance coverage for the maximum 18 months allowable under our plan and pay the same employer premium directly to you for an additional 12 months. Valerie Deitrick will provide a description of your elections under the retirement and SERP plans and will work with you to answer questions you may have.

3.	Your options granted during your employment will vest to and including September 30, 2004; no additional options will vest during the term of your personal services agreement. The “tail period” during which you may exercise your vested options will be 18 months from your September 30, 2004 departure date.

4.	Your auto allowance of $478.26 per pay period will end on your departure date.

5.	As you have had no limitations for personal time off, you have no unused Personal Time Off (PTO).

6.	In light of your departure as an employee and the policies of the Company, you will resign from the Boards of Directors of Ornellaia, LdV, and Viña Seña.

     In terms of additional benefits and privileges:

1.	You may select up to 50 cases of wine, limited to 10 cases per vintage, from the Company’s existing wine library of wines made by Robert Mondavi Winery and our JV partners for your private collection, subject to the execution of and an offset for any damages suffered by the Company in consequence of any breach of the termination agreement between you and the Company (attached). This selection must be completed and the inventory moved to your premises prior to October 31, 2004. (Please remember that the fair market value of the wine is taxable to you and will be included in your W-2 for 2004.)

2.	You will remain a Director of the Company subject to the normal nominating and election procedures of the Board. Effective October 1, 2004 you will be eligible as a non-employee director for compensation for your Board service in keeping with the existing plan approved by the Board (except for the plan award to new directors of the Company).

3.	The Company agrees that you may retain a copy of contact information for your personal use and, of course, that you may retain possession of files located at the Company relating strictly to your personal affairs.

     In terms of your personal services agreement with the Company:

1.	We mutually agree that you will provide personal services for the Company as Consulting Winegrower for Robert Mondavi Winery. We will execute a personal services agreement (attached) effective October 1, 2004 for a term of one year. You will be compensated at the rate of $2,400 per day for a minimum of 50 days and a maximum of 75 days. The minimum payment under this agreement will be $120,000 and the maximum payment under this agreement will be $180,000. Payments will be made at the rate of at least $30,000 per fiscal quarter. For the purposes of the personal services agreement you will report to the Managing Director of Robert Mondavi Winery.

2.	We agree that you may engage in activities associated with potential investments in the wine industry, subject to the other applicable provisions of this agreement.

3.	The Company will pay all reasonable expenses associated with your activities as Consulting Winegrower, subject to the approval of the Managing Director. You will be reimbursed for your reasonable business-related meal and wine expenses while on assignments approved by the Managing Director.

4.	The Company will provide part-time secretarial and administrative support for your company-related activities. The Company will not provide secretarial support for your personal activities, investment activities or any other commercial ventures.

5.	You agree that you will not conduct non-Company business on Company premises or while you are on assignment under your personal services agreement.

6.	This personal services can be terminated at will by either party.

     In terms of mutual understandings about your duties to the Company:

1.	We mutually agree to keep confidential the terms and conditions of the Termination of Employment Agreement and this letter, subject to the public disclosure and filing requirements that apply to RMC.

2.	The Company will retain ownership and control of all documents, including notes, contact information and electronic files, relating to the business of the Company. You may not make copies of or retain for your future personal or commercial use any document belonging to the Company except as noted above. As you recognize, you cannot make use of any confidential information, which was obtained in the course of your duties as an employee and officer of the Company, in any commercial venture. Confidential information shall not, however, include any information which (i) is publicly known and made generally available in the public domain without action by you; (ii) is already in the recipient’s possession at the time of disclosure by you; (iii) is obtained by you from a third party without a breach of such third party’s obligations of confidentiality; (iv) is independently developed by you without use of or reference to the confidential information obtained from the Company, as shown by documents and other competent evidence your possession; or (v) is required by law to be disclosed by you, provided that you give the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure.

3.	You agree not to solicit any employee for employment prior to your departure date, and that you will not solicit any employee during the term of your personal services agreement without providing prior notice and obtaining approval, which will not be unreasonably withheld, from the Company’s Chief Executive Officer.

     These arrangements were considered and recommended to the Board of Directors by the Nominating & Governance and Compensation Committees and were approved by the Board of Directors on October 6, 2004. Please signify your agreement to the forgoing by signing and returning a copy of this letter.

     Tim, on behalf of the entire Board, we sincerely thank you for your unique contributions to the Company, for your lasting influence on the style of all of the Company’s wines, and for your insightful and creative leadership. We are pleased that you are continuing as Consulting Winegrower at Robert Mondavi Winery and wish you every success as you move into the next stage of your career. We look forward to our continuing our relationship through our service together on the Board of Directors.

Very truly yours,

                        /s/ Ted W. Hall
Ted W. Hall
Chairman of the Board

                    /s/ John Thompson
John Thompson
Chairman of the Compensation Committee

                   /s/ Anthony Greener
Anthony Greener
Chairman of the Nominating & Governance
Committee

Agreed:

/s/ Timothy J. Mondavi
Timothy J. Mondavi

TERMINATION OF EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into effective the 6th day of October, 2004, between TIMOTHY J. MONDAVI (“Mondavi”) and THE ROBERT MONDAVI CORPORATION (the “Company”), a California corporation.

R E C I T A L S:

     A. Mondavi’s employment with the Company is being concluded pursuant to Mondavi’s resignation effective September 30, 2004.

     B. The Company has offered Mondavi certain benefits on the following terms and conditions.

     NOW, THEREFORE, the parties agree as follows:

     1. The Company shall (i) pay Mondavi or his estate $1,193,400 in thirty (30) equal monthly installments commencing on October 28, 2004 following Mondavi’s employment termination. Company shall withhold applicable federal and state amounts to the extent required by law; and (ii) continue Mondavi’s participation in the Company’s health insurance plan on the terms outlined in the parties’ letter agreement of this same date. Your options granted during your employment will vest to and including September 30, 2004; no additional options will vest during the term of your personal services agreement. The “tail period” during which you may exercise your vested options will be 18 months from your September 30, 2004 departure date.

     2. Nothing herein shall be interpreted to render Mondavi a “prevailing party” for any purpose, including without limitation an award of counsel fees under any statute or otherwise. No payment by the Company hereunder is or is intended as an admission of liability or wrong doing by the Company.

     3. Mondavi acknowledges: (a) that the amounts payable hereunder by the Company are valuable consideration for the promises and undertakings of Mondavi set forth herein; and (b) Mondavi has been fully advised of all employment-related COBRA, disability, and workers’ compensation insurance rights he may have, if any. The Company has no obligation, contractual or otherwise, to rehire Mondavi in the future.

     4. (a) In consideration of the payments called for by section 1, Mondavi, his heirs, representatives, successors, and assigns, do hereby completely release and forever discharge the Company, its parent, affiliated and subsidiary corporations and related entities, and their shareholders, officers and all other representatives, agents, directors, employees, attorneys, predecessors, successors and assigns, from all claims, rights, demands, actions, obligations, and causes of action of any kind, nature and character, known or unknown, which Mondavi may now have, or has ever had, against them or any of them arising from or in any way and only connected with the employment relationship between the parties, any actions or failure to act during the relationship, or the termination thereof, or on account of any other matter related to his employment.

     (b) In consideration of Mondavi’s covenants herein, Company, its parent, affiliated and subsidiary corporations and related entities, and their shareholders, officers and all other representatives, agents, directors, employees, attorneys, predecessors, successors do hereby completely release and forever discharge Mondavi, his heirs, representatives, successors, and assigns, assigns, from all claims, rights, demands, actions, obligations, and causes of action of any kind, nature and character, known or unknown, which Company may now have, or has ever had, against them or any of them arising from or in any way and only connected with the employment relationship between the parties, any actions or failure to act during the relationship, or the termination thereof, or on account of any other matter related to his employment.

     5. Each of Mondavi and the Company has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Mondavi and the Company each understands that Section 1542 gives him or it the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Having been afforded the opportunity to consult counsel of his own selection, each of Mondavi and the Company nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, and elects to assume all risks for claims that now exist in his favor, known or unknown, which are the subject of this Agreement.

     6. Each of Mondavi and the Company understands and agrees that in consideration of the foregoing he is waiving any rights he may have to pursue any and all remedies available to him under any legal theories whatsoever related to employment, employment-related and employee benefit-related causes of action, as well as all tort or injury claims, which include, without limitation, claims of wrongful discharge, tortious breach of implied covenant of good faith and fair dealing, breach of public policy, intentional and/or negligent infliction of emotional distress, negligent or intentional misrepresentation, fraud, detrimental reliance or promissory estoppel, bad faith, personal injury, breach of contract (written, oral, express or implied), harassment (sexual and/or otherwise), discrimination on the basis of sex, handicap, medical condition or any other protected characteristic, claims under title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act, the Equal Pay Act of 1963, California Labor Code Section 1197.5, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Employment Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1986, and any other federal, state, county or municipal laws and regulations relating to employment termination, employment discrimination or any other employment or employee benefit rights.

     7. Mondavi acknowledges that he has had reasonable and ample time to review this Agreement. Mondavi acknowledges that the Company has advised him: a) that he should consult with an attorney prior to signing this Agreement; b) that he has twenty one (21) days in which to consider whether he should sign this Agreement; and c) that if he signs this Agreement, he will be given seven (7) days following the date on which he signs to revoke the Agreement. It is understood that Mondavi may revoke his consent to this Agreement in the seven day period following the date on which Mondavi signs the Agreement. This Agreement shall become effective on the eighth (8th) day following the date on which it is signed by Mondavi.

     8. Mondavi hereby agrees that in the event of the commencement or continuation of any suit, action, proceeding, review or investigation in violation of this release, this release may be pleaded as a complete defense to any such action, and may be asserted by way of counterclaim or cross-claim in such action. Further, in case of any breach of this Agreement by Mondavi, the Company shall have all legal

2

and equitable rights, including without limitation the right to recover damages and to seek injunctive relief and recovery of the Company’s legal fees and costs of enforcing this Agreement.

     9. Mondavi agrees that the terms and conditions of this Agreement are strictly confidential and shall not be disclosed, except as may be required by applicable laws and regulations, to any other persons except his legal counsel, if any, and immediate family, or to financial advisors in order to comply with income tax filing requirements. The parties agree that neither will defame, disparage or detract from the other.

     10. In further consideration for the payments and other undertakings by the Company described above, Mondavi agrees , subject to his rights as a continuing director, not to use for himself or for the benefit of anyone other than the Company or disclose to anyone outside the Company, except with the Company’s prior written permission, any proprietary or confidential information of the Company including, without limitation, financial, accounting or budgetary information, marketing strategy, sales strategy, or other confidential and proprietary information that relates in any manner to the Company’s actual or anticipated business, research, development, product sales or activities that was learned as a result of Mondavi’s employment with the Company. Mondavi shall not take with him any property of the Company including the originals or copies of any files, computer data bases or other similar information that was generated in the course of his employment. The Company agrees that you may retain a copy of contact information for your personal use and that you may retain possession of files located at the Company relating strictly to your personal affairs. This Agreement does not limit in any way Mondavi’s rights and duties as a director so long as he remains a member of the Company’s Board of Directors.

     11. If either party to this Agreement institutes legal action to enforce any of the terms and conditions or provisions contained herein, or for any breach of the Agreement, the prevailing party in such action shall be entitled to costs and reasonable attorney’s fees.

     12. Should any of the provisions of this Agreement be determined to be invalid by a court of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein. California law shall govern the validity and interpretation of this Agreement.

     13. This Agreement and the parties’ letter agreement of even date constitutes the entire and only understanding of the parties on the subjects covered and may be amended only by a written agreement signed by both parties. Mondavi expressly warrants that he has read and fully understands this Agreement; that he has been represented by legal counsel of his own choosing; that he will bear his own costs and attorney’s fees, if any, in regard to the review, negotiation or consummation of this Agreement; that the preceding paragraphs recite the full consideration for this Agreement and that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion, and after having been afforded a reasonable period of time to review this Agreement and discuss it with legal counsel.

THE ROBERT MONDAVI CORPORATION

By:	/s/ Ted W. Hall	/s/ Timothy J. Mondavi

Timothy J. Mondavi

Its:	Chairman

3

PERSONAL SERVICES
AGREEMENT BETWEEN
THE ROBERT MONDAVI CORPORATION
AND TIMOTHY J. MONDAVI

     This Agreement is entered into by and between The Robert Mondavi Corporation, a California corporation (“Company”) and Timothy J. Mondavi (“Mondavi”).

Recitals of Fact

Mondavi resigned his employment from Company effective September 30, 2004; the Company wishes to engage Mondavi to provide services to the Company on an independent contractor basis.

     NOW, THEREFORE, IT IS AGREED:

1.	Independent Contractor Status: Effective October 1, 2004, Mondavi shall provide services to Company on an independent contractor basis under the terms and conditions of this Agreement.

2.	Non-Employee Status: Mondavi will not be an employee of Company and will not have certification responsibilities under Sarbanes-Oxley.

3.	Term: The term of this Agreement will be for one (1) year, unless terminated early by either party on thirty (30) days notice to the other.

4.	Duties: Mondavi shall perform such services as described on Exhibit A on behalf of the Company as requested from time to time by the Managing Director, Robert Mondavi Winery, and agreed by Mondavi. The Company shall discuss with Mondavi the approximate time commitment Mondavi estimates he will require to perform each requested service or project.

5.	Authority: Mondavi shall have no authority to bind the Company to any commitments or contracts other than as previously approved by Company in writing.

6.	Time Commitment – Non Exclusive: The parties anticipate that over the term of this Agreement, Mondavi will devote a minimum of 50 days and a maximum of 75 days of his professional time to the extent requested by the Company, it being understood that during certain periods, a greater or lesser amount of time may be utilized for the performance of the services engaged hereunder. Mondavi shall be free to perform consulting services for third parties, and Mondavi may serve on other boards of directors.

7.	Compensation and Other Consideration:

(a)	Mondavi shall be paid a daily fee of $2,400 for those days during which Mondavi devotes at least five hours of his time to perform Company services under this Agreement. Mondavi shall be paid at the rate of $500 per hour for those days during which he devoted less than five hours of his time to services under this Agreement. Total fees payable under this Agreement shall not be less than $120,000 nor exceed $180,000. Payments will be made at the rate of at least $30,000 per fiscal quarter.

(b)	Mondavi shall have an office and part-time use of an executive assistant at one of the Company’s offices as Company shall designate.

(c)	All travel by Mondavi will be by first class, commercial or private aircraft as appropriate to the travel itinerary. You will be reimbursed for your reasonable business-related meal and wine expenses while on assignments approved by the Managing Director.

(d)	Mondavi shall be reimbursed for any business expenses incurred in the performance of his duties in keeping with Company policies and as approved by the Board.

8.	Confidentiality: During the term of this Agreement, Mondavi will have access to confidential proprietary information of Company including financial, marketing, sales, product development, wine making, research and other sensitive information. Mondavi agrees that he will hold all such information in the strictest confidence and will not divulge it to any third person or appropriate it for any use or purpose other than as Company may expressly authorize. Confidential information shall not, however, include any information which (i) is publicly known and made generally available in the public domain without action by Mondavi; (ii) is already in the possession of the receiving party at the time of disclosure by Mondavi; (iii) is obtained by Mondavi from a third party without a breach of such third party’s obligations of confidentiality; (iv) is independently developed by Mondavi without use of or reference to the confidential information obtained from the Company, as shown by documents and other competent evidence in Mondavi’s possession; or (v) is required by law to be disclosed by Mondavi, provided that Mondavi gives the Company prompt written notice of such requirement prior to such disclosure and assistance in obtaining an order protecting the information from public disclosure. All copies of Company documents Mondavi may have obtained while working under this Agreement will be returned to Company promptly upon request. Company shall be entitled to

2

injunctive relief, in addition to any other available legal remedy, to enjoin a violation or threatened violation of any of these restrictions.

     This Agreement shall be governed by California law and has been executed by the parties this 6th day of October, 2004.

THE ROBERT MONDAVI CORPORATION

By:	/s/ Ted W. Hall	/s/ Timothy J. Mondavi

Timothy J. Mondavi

Its:	Chairman

3

CONSULTING WINEGROWER TO
ROBERT MONDAVI WINERY

•	Recommend the appropriate quality and style of Robert Mondavi Winery wines consistent with the winery’s strategy.

•	Provide ideas and recommendations to the winemakers in terms of the quality and style appropriate for Robert Mondavi Winery wines.

•	Teach and coach the winemakers to achieve high standards and encourage their innovation so as to maintain a process of continuous improvement and optimization.

•	Play a visible role with the key opinion formers; and at major PR events in support of management marketing plans, as mutually agreed, in support of Robert Mondavi Winery.